Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FISCAL 2016 RESULTS

REVENUE OF $238.1 MILLION

EARNINGS PER SHARE OF $3.50

APPROVES ANNUAL DIVIDEND OF $0.70 PER SHARE

Westwood, MA – November 1, 2016 – Chase Corporation (NYSE MKT: CCF) today reported revenue of $238.09 million for the year ended August 31, 2016.  This is an increase of $0.05 million, or less than one percent, compared to $238.05 million recognized in the prior fiscal year.  Net income attributable to Chase Corporation of $32.81 million for fiscal 2016 increased $6.49 million, or 25%, from $26.32 million in the prior year.  Earnings per diluted share of $3.50 for fiscal 2016 represented an increase of $0.68, or 24%, compared to $2.82 per diluted share in the prior year. Adjusted EBITDA for fiscal 2016 increased $8.41 million, or 15%, to $64.01 million compared to $55.60 million in the prior year.

For the fourth fiscal quarter of 2016, revenue decreased $3.46 million, or 5%, to $61.46 million,  compared to $64.91 million in last year’s fourth quarter.  Net income attributable to Chase Corporation of $10.86 million in the current quarter increased $2.67 million, or 33%, from $8.18 million in last year’s fourth quarter.  Earnings per diluted share of $1.16 in the quarter represented an increase of $0.29, or 33%, compared to $0.87 per diluted share in last year’s fourth quarter. Adjusted EBITDA in the current quarter increased $2.11 million, or 13%, to $18.10 million, compared to $16.00 million in last year’s fourth quarter.

The Company also announced a cash dividend of $0.70 per share to shareholders of record on November 11, 2016 and payable on December 7, 2016.

Adam P. Chase, President and Chief Executive Officer, commented,

“Fiscal 2016 product mix trends continued into the fourth quarter with automotive and broadband-related products remaining solid contributors for our Industrial Materials segment. Construction Materials was challenged by the continued slowness in Middle East project work when compared to the prior year and by sustained lower petroleum prices.  Overall, we had a successful fiscal year with our focus on maintaining solid margins despite top-line pressure.  We are particularly proud of our team’s cost and working capital management, which is indicative of our improved information systems.”

Mr. Chase further commented,

“During the fourth quarter, our financial results included the effects of Brexit-related foreign exchange gains and a cash flow benefit from a legacy life insurance policy. We also had a one-time gain on the settlement of an annuity, as noted in our adjusted EBITDA calculation. We finished the year with a strong cash position, and are pleased to announce an increase in our annual dividend.  Our acquisition of Resin Designs, LLC closed early in the first quarter of fiscal 2017. This further exhibits the vitality of our M&A program, fresh off our acquisition in India during the fourth quarter.”

As of August 31, 2016, the Company’s cash on hand was $73.41 million. The outstanding balance of the Company’s term debt was $43.40 million, the entire balance of which became current during the fourth quarter, and the Company’s $15 million line of credit was fully available. Chase expects to refinance its debt within the coming year to ensure adequate capital for its acquisition program.

The June 23, 2016 referendum by British voters to exit the European Union (“Brexit”) adversely impacted global markets and currencies. It resulted in a decline in the value of the British pound as compared to the US dollar and other currencies during our fourth fiscal quarter of 2016. A weaker British pound compared to the US dollar has caused local currency operational results of our United Kingdom locations to be translated into fewer US dollars for the affected period. Offsetting the decline in the value of the British pound, sales from our United Kingdom locations denominated in currencies other than the British pound have resulted in significant transactional gains, recorded to other income (expense) in our financial results for the period.

Chase acquired Spray Products (India) Private Limited in June. In September, subsequent to our fiscal year end,  Chase acquired Resin Designs, LLC, an advanced adhesives and sealants manufacturer, with locations in Woburn, MA and Newark, CA.

Also in September, as part of our continued focus on real estate consolidation, Chase designated its Global Operations Center in Westwood, MA as its corporate executive offices. Demolition work on the Company’s idle Randolph, MA facility, which commenced in the second fiscal quarter, achieved substantial completion in the fourth fiscal quarter, with the sale of the property anticipated to follow.

Included in the Company’s fiscal 2016 fourth quarter and year-to-date results were a gain on the settlement of an annuity and exit costs related to idle facility, which netted to a gain of $0.81 million and an expense of $0.06 million, respectively (post-tax gain of $0.58 million and a post-tax expense of $0.04 million or $0.06 per diluted share and less than $0.01 per diluted share, respectively).  The current fiscal year results also included both a gain on the sale of the RodPack® wind energy business and the write-down of certain assets under construction, which resulted in a net post-tax increase in net income attributable to Chase Corporation of $0.44 million, or $0.05 per diluted share. Included in the Company’s prior fiscal year results were charges, net of tax, totaling $0.42 million or $0.04 per share, relating to acquisition and inventory step-up costs associated with its purchase of the specialty chemical intermediates product line.

The following table summarizes the Company’s financial results for the three months and the years ended August 31, 2016 and 2015.

	For the Three Months Ended August 31,		For the Years Ended August 31,
All figures in thousands, except per share figures	2016	2015	2016	2015
Revenue	$61,456	$64,911	$238,094	$238,046
Costs and Expenses
Cost of products and services sold	36,284	40,343	144,438	149,202
Selling, general and administrative expenses	11,068	11,755	44,574	46,015
Exit costs related to idle facility	64	-	935	-
Write-down of certain assets under construction	-	-	365	-
Acquisition-related costs	-	-	-	584
Operating income	14,040	12,813	47,782	42,245
Interest expense	(260)	(253)	(1,054)	(1,063)
Gain on sale of business	-	-	1,031	-
Other income (expense)	1,475	(222)	2,351	44
Income before income taxes	15,255	12,338	50,110	41,226
Income taxes	4,400	4,157	17,303	14,813
Net income	$10,855	$8,181	$32,807	$26,413
Net income attributable to non-controlling interest	-	-	-	(95)
Net income attributable to Chase Corporation	$10,855	$8,181	$32,807	$26,318
Net income per diluted share	$1.16	$0.87	$3.50	$2.82
Weighted average diluted shares outstanding	9,308	9,274	9,294	9,254
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$10,855	$8,181	$32,807	$26,318
Interest expense	260	253	1,054	1,063
Income taxes	4,400	4,157	17,303	14,813
Depreciation expense	1,324	1,572	5,606	5,810
Amortization expense	2,062	1,822	7,836	6,762
EBITDA	$18,901	$15,985	$64,606	$54,766
Exit costs related to idle facility	64	-	935	-
Settlement of annuity	(877)	-	(877)	-
Pension settlement costs	13	11	13	188
Gain on sale of business	-	-	(1,031)	-
Write-down of certain assets under construction	-	-	365	-
Acquisition-related costs	-	-	-	584
Cost of sale of inventory step-up	-	-	-	65
Adjusted EBITDA	$18,101	$15,996	$64,011	$55,603

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:508.819.4219

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes EBITDA and Adjusted EBITDA are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential,” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.